Exhibit 10.1

EXECUTION VERSION

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TRANSACTION SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules attached to this agreement in accordance with Section 11.2, this “Agreement”) is made and entered into as of this 10th day of December, 2020 (the “Execution Date”), by and among the following parties (each of the following described in clauses (i) through (ii) of this preamble, collectively, the “Parties”):

(i)	(a) Ferrellgas Partners, L.P. (“MLP”), a Delaware limited partnership, (b) Ferrellgas Partners Finance Corp., a Delaware corporation; (c) Ferrellgas, L.P. (“OpCo”), a Delaware limited partnership, (d) Ferrellgas, Inc., (e) Ferrellgas GP II, LLC, (f) Ferrellgas GP III, LLC and (g) all of their Affiliates listed on Annex A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Noteholders (as defined herein) (the entities in this clause (i) shall collectively be referred to as the “Company Parties”); and

(ii)	the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold the 2020 Note Claims (as defined herein) that have executed and delivered counterpart signature pages to this Agreement (the “Initial Consenting Noteholders”), a Joinder or a Transfer Agreement in each case, to counsel to each of the Company Parties (the entities in this clause (ii), collectively, the “Consenting Noteholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Noteholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms and conditions set forth in this Agreement and as specified in the following documents (the “Transactions”):

•	the term sheet setting forth the terms and conditions of the Transactions, attached as Exhibit A to this Agreement (together with all schedules, annexes and exhibits thereto, the “Transaction Term Sheet”);

EXECUTION VERSION

•	the term sheet setting forth the modifications to the governance and organizational documents of OpCo and MLP (including Reorganized MLP) attached to the Transaction Term Sheet as Exhibit B (the “Governance Term Sheet”).

WHEREAS, as of the date hereof, the Initial Consenting Noteholders hold, in the aggregate, approximately 74% of the aggregate outstanding amount of the 2020 Notes.

WHEREAS, the Company Parties intend to implement the MLP Transaction as set forth in the Transaction Term Sheet by commencing voluntary cases of MLP and Ferrellgas Partners Finance Corp. under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”) and consummating the Plan (as defined herein);

WHEREAS, the Company Parties intend to implement the OpCo Transactions as set forth in the Transaction Term Sheet through the execution and delivery of the applicable Definitive Documents and the other actions in respect of OpCo contemplated thereby and hereby, in each case as conditions precedent to the consummation of the MLP Transaction.

WHEREAS, the Parties have agreed to take certain actions in support of the Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are acknowledged, each Party, intending to be legally bound by this Agreement, agrees as follows:

ARTICLE 1
DEFINITIONS

Section 1.1     Definitions and Interpretations. The following terms shall have the following meanings:

(a)            “2020 Indenture” means that certain Indenture dated as of April 13, 2010 (as amended, modified or supplemented including pursuant to the supplements dated April 13, 2010 and January 30, 2017) between MLP and Ferrellgas Partners Finance Corp. (“Finance Corp.”), as Issuers, and U.S. Bank National Association, as Trustee, pursuant to which the 2020 Notes were issued.

(b)            “2020 Noteholder” means any holders of the 2020 Notes, solely in their capacities as such.

(c)            “2020 Notes” means the 8.625% Senior Notes issued by MLP and Finance Corp. due June 15, 2020.

(d)            “2020 Note Claims” means all Claims against MLP and Finance Corp. arising under, derived from or based upon the 2020 Indenture.

(e)            “Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

EXECUTION VERSION

(f)             “Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached to this Agreement in accordance with Section 11.2.

(g)            “Agreement Effective Date” means the date on which the conditions set forth in Section 2.1 have been satisfied or waived in accordance with this Agreement.

(h)            “Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date, and with respect to any Consenting Noteholder that becomes a party hereto after the Agreement Effective Date, as of the date and time such Consenting Noteholder executes and delivers a Joinder or Transfer Agreement in accordance with the terms hereof, to the Termination Date applicable to that Party.

(i)             “Alternative Transaction Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties other than the Transactions.

(j)             “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, causes of action, or remedies that may be brought by or on behalf of the Company Parties, their estates, or other parties in interest under sections 502, 510, 542,544, 545, 547 through 553, and 724(a) or other applicable sections of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

(k)            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended.

(l)            “Bankruptcy Court” means the United States Bankruptcy Court presiding over the Chapter 11 Cases, which shall be the United States Bankruptcy Court for the District of Delaware.

(m)           “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

(n)           “Case Facility Documents” means the Case Loan Agreement and other documentation, agreements, instruments and certificates necessary to effectuate the incurrence of the Case Financing Loan.

EXECUTION VERSION

(o)            “Case Loan Agreement” means that certain loan agreement by and among the Debtors and the lender thereto, the proceeds of which will be used to pay expenses of the Debtors incurred in the Chapter 11 Cases, which loan agreement shall be acceptable to the Required Consenting Noteholders.

(p)            “Case Financing Loan” means the term loan facility to be effectuated on the terms and conditions acceptable to the Required Consenting Noteholders.

(q)            “Cause of Action” means any action, Claim, cause of action, controversy, demand, right, action, lien, indemnity, Equity Interest, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, whether known, unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, in contract or in tort, in law or in equity, or pursuant to any other theory of law.

(r)             “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

(s)            “Chosen Court” means, (a) prior to the commencement of the Chapter 11 Cases, federal courts or state courts located in New York, New York and, (b) after the commencement of the Chapter 11 Cases, if such case is commenced, in the Bankruptcy Court with jurisdiction over such proceeding.

(t)            “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

(u)           “Class” means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a) of the Bankruptcy Code.

(v)           “Company Parties” has the meaning set forth in the preamble to this Agreement.

(w)           “Confirmation Order” means the confirmation order with respect to the Plan, as the same may be amended or modified in accordance with the provisions of this Agreement.

(x)            “Consenting Noteholders” has the meaning ascribed thereto in the Preamble to this Agreement.

(y)            “Consenting Noteholder Advisors” means Davis Polk & Wardwell LLP, Ducera Partners, Morris, Nichols, Arsht & Tunnell LLP and any special or local counsel retained by the Requiring Consenting Noteholders in connection with the Transactions.

(z)            “Consenting Noteholder Fees and Expenses” means the reasonable and documented fees and expenses, accrued since the inception of the respective engagements of the Consenting Noteholder Advisors, which amounts have not previously been paid by, or on behalf of, the Company Parties and which shall be paid in accordance with the Term Sheet.

(aa)          “Debtors” means MLP and Finance Corp. in their capacity as debtors and debtors-in-possession in the Chapter 11 Cases.

EXECUTION VERSION

(bb)         “Definitive Documents” means all of the definitive documents implementing the Transactions, including those set forth in Section 3.1.

(cc)          “Disclosure Statement” means the related disclosure statement with respect to the Plan.

(dd)         “Effective Date” has the meaning set forth in the Transaction Term Sheet.

(ee)          “Entity” shall have the meaning set forth in Section 101(15) of the Bankruptcy Code.

(ff)           “E.D. Pa. Action” has the meaning set forth in the Transaction Term Sheet.

(gg)         “Equity Interests” means any (or any class thereof) common stock, preferred stock, general or limited partnership interests or units, limited liability company interests or units, equity security (as defined in section 101(16) of the Bankruptcy Code, and any other equity, ownership or profit interest, options, warrants rights, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, exchangeable or other securities or agreements to acquire or subscribe for, or which are convertible into or based on the value of such shares (or any class thereof) of, common stock, preferred stock, general or limited partnership interests, limited liability company interests, or other equity, ownership, or profits interests (in each case whether or not arising under or in connection with any employment agreement).

(hh)         “Execution Date” has the meaning set forth in the preamble to this Agreement.

(ii)            “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has: (a) not been reversed, stayed, modified or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration or rehearing has been timely filed; or (b) as to which any appeal, petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

(jj)            “First Day Pleadings” means the “first day” pleadings that the Company Parties determine are necessary or desirable to file.

(kk)          “Governance Term Sheet” has the meaning set forth in the Recitals to this Agreement.

(ll)            “Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity.

EXECUTION VERSION

(mm)        “Initial Consenting Noteholders” has the meaning ascribed thereto in the Preamble to this Agreement.

(nn)         “Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

(oo)         “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

(pp)         “MLP Transaction” has the meaning set forth in the Transaction Term Sheet.

(qq)         “Milestones” means the milestones set forth in Article 4 hereof.

(rr)           “New Class A Units” means the “Class A” common units to be issued by MLP upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(ss)          “New Class B Units” means the “Class B” units to be issued by MLP upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(tt)           “New OpCo Notes” means the new or additional notes that shall be issued at OpCo upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(uu)         “New OpCo Notes Documents” means the documents necessary to effectuate the incurrence of the New OpCo Notes.

(vv)         “New Senior Preferred Units” means the new preferred equity to be issued upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(ww)        “New Revolving Credit Agreement” means the agreement necessary to effectuate the incurrence of the New Revolving Credit Facility.

(xx)           “New Revolving Credit Facility” means the credit facility that OpCo shall enter into upon consummation of the Transactions in accordance with the Transaction Term Sheet.

(yy)         “New Revolving Credit Facility Documents” means the New Revolving Credit Agreement and the other documentation, agreements, instruments and certificates necessary to effectuate the incurrence of the New Revolving Credit Facility.

(zz)          “New Organizational Documents” means the documents providing for corporate governance of Reorganized MLP, OpCo and any other applicable Company Party, including, charters, bylaws, operating agreements, limited liability agreements, partnership agreements or other formation, governance, or organizational documents or shareholders’ agreements, as applicable, which shall be consistent with this Agreement, Section 1123(a)(6) of the Bankruptcy Code (as applicable), the Governance Term Sheet, and the Plan (including the Plan Supplement), which shall also provide for the issuance of and govern, as applicable, the New Class A Units, the New Class B Units and the New Senior Preferred Units.

EXECUTION VERSION

(aaa)        “OpCo 2025 Secured Notes” mean the notes issued under the OpCo 2025 Secured Notes Indenture.

(bbb)       “OpCo 2025 Secured Noteholder” means any holders of the OpCo 2025 Secured Notes.

(ccc)        “OpCo 2025 Secured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and Delaware Trust Company as trustee and collateral agent dated April 16, 2020.

(ddd)       “OpCo 2021 Unsecured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and U.S. Bank National Association, as trustee, dated November 24, 2010, as amended, supplemented or otherwise modified.

(eee)        “OpCo 2022 Unsecured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and U.S. Bank National Association, as trustee, dated November 4, 2013, as amended, supplemented or otherwise modified.

(fff)          “OpCo 2023 Unsecured Notes Indenture” means that certain indenture among Ferrellgas, L.P. and Ferrellgas Finance Corp., as Issuers, and U.S. Bank National Association, as trustee, dated June 8, 2015, as amended, supplemented or otherwise modified.

(ggg)       “OpCo Unsecured Noteholder” means any holders of the OpCo Unsecured Notes.

(hhh)       “OpCo Unsecured Notes” mean the notes issued under the OpCo 2021 Unsecured Notes Indenture, the OpCo 2022 Unsecured Notes Indenture and OpCo 2023 Unsecured Notes Indenture.

(iii)           OpCo Unsecured Notes Indentures” means, collectively, the OpCo 2021 Unsecured Notes Indenture, the OpCo 2022 Unsecured Notes Indenture and the OpCo 2023 Unsecured Notes Indenture.

(jjj)           “OpCo Transactions” has the meaning set forth in the Transaction Term Sheet.

(kkk)        “Outside Date” has the meaning set forth in Section 4.2 hereof.

(lll)           “Parties” has the meaning set forth in the preamble to this Agreement.

(mmm)     “Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental authority.

(nnn)       “Petition Date” means the first date either of the Debtors commences a Chapter 11 Case.

(ooo)       “Plan” means the chapter 11 plan of reorganization with respect to the MLP Transaction that will effectuate the MLP Transaction on the terms and conditions set forth in this Agreement, as the same may be amended or modified in accordance with the provisions of this Agreement.

EXECUTION VERSION

(ppp)       “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court, each of which shall be consistent with this Agreement and the Transaction Term Sheet.

(qqq)       Pre-Forbearance Fees has the meaning set forth in Section 2.1 hereof.

(rrr)          “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers 2020 Note Claims (or enter with customers into long and short positions in 2020 Note Claims), in its capacity as a dealer or market maker in 2020 Note Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(sss)        “Related Fund” means any fund, account (including separately managed account), or investment vehicle that is controlled, managed, advised or sub-advised by a Consenting Noteholder, an Affiliate or the same investment manager, advisors or sub-advisor as a Consenting Noteholder, or an Affiliate of such investment manager, advisor or sub-advisor.

(ttt)          “Related Parties” means, with respect to the Company Parties and the Consenting Noteholders (solely in each Consenting Noteholder’s capacity as a signatory to this Agreement), each of such party's current and former affiliates, and such party’s and such affiliates’ current and former affiliates, directors, managers, officers, partners, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, managed funds (including any beneficial holders for the account of whom such funds are managed), advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals (including, for the avoidance of doubt, any attorneys, investment bankers or other professionals retained by any current and former director and manager in his or her capacity as director or manager of such person).

(uuu)       “Releases & Exculpation Provisions” means the releases and exculpation provisions to be included in the Plan, which shall be acceptable to the Required Consenting Noteholders, and shall include Debtor and Third Party releases by and for the benefit of (a) the Consenting Noteholders and each of their Related Parties and (b) the Company Parties and each of their Related Parties.

(vvv)       “Reorganized MLP” means the reorganized Ferrellgas Partners, L.P. entity upon consummation of the Transactions.

(www)     “Required Consenting Noteholders” means, on the date of determination, at least two unaffiliated Consenting Noteholders holding greater than 50% of the aggregate amount of the outstanding 2020 Note Claims held by all Consenting Noteholders.

EXECUTION VERSION

(xxx)         “Restricted Period” means the period commencing as of the date each Consenting Noteholder, as applicable, executes this Agreement until the Termination Date, as to such Consenting Noteholder.

(yyy)       “Second Day Pleadings” means the “second day” pleadings that the Company Parties determine are necessary or desirable to file.

(zzz)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(aaaa)      “Solicitation Commencement Date” means the date by which MLP and Finance Corp. shall have commenced solicitation of votes to accept or reject the Plan, which shall be prior to the Petition Date.

(bbbb)     “Solicitation Materials” means the Disclosure Statement, ballots, documents, forms and all other materials provided in connection with the solicitation of the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, which shall be consistent with this Agreement and the Transaction Term Sheet.

(cccc)      “Termination Date” means, with respect to a Party to this Agreement, the date on which termination of this Agreement as to a Party is effective in accordance with Section 9.1, Section 9.2, Section 9.3 or Section 9.4 hereof, as applicable.

(dddd)     “Termination Event” shall have the meaning set forth in, as applicable, Section 9.1 and Section 9.2.

(eeee)      “Transactions” has the meaning set forth in the Recitals.

(ffff)         “Transaction Term Sheet” has the meaning set forth in the recitals to this Agreement.

(gggg)     “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

(hhhh)     “Transfer Agreement” means an executed transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached to this Agreement as Exhibit B.

(iiii)          “Trustee” means U.S. Bank National Association, solely in its capacity as trustee under the 2020 Notes Indenture.

Section 1.2     Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender;

EXECUTION VERSION

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; notwithstanding the foregoing, any capitalized terms in this Agreement that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e)            unless otherwise specified in this Agreement, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

(f)             unless otherwise specified, all references in this Agreement to “Sections” are references to Sections of this Agreement;

(g)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(h)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(i)             references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(j)             the use of “include” or “including” is without limitation, whether stated or not; and

(k)            the word “or” shall not be exclusive.

ARTICLE 2
Effectiveness of this agreement

Section 2.1     Conditions to Effectiveness. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m. (prevailing Eastern Time), on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

EXECUTION VERSION

(a)            Each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties and (ii) the Initial Consenting Noteholders;

(b)            Holders of approximately 74% of the outstanding principal amount of the 2020 Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of (i) the Company Parties and (ii) the Initial Consenting Noteholders;

(c)            The Company Parties shall pay all Consenting Noteholder Fees and Expenses incurred through and including the Agreement Effective Date, other than (a) the $2,372,837.47 of fees and expenses incurred by Davis Polk & Wardwell LLP prior to and excluding June 7, 2020 (the “Pre-Forbearance Fees”), which Pre-Forbearance Fees shall be paid in cash on the Effective Date, and (b) $3,250,000.00 of the Ducera Partners “Transaction Fee” (as defined in Ducera Partners engagement letter in effect as of the Agreement Effective Date), which Transaction Fee shall be payable in cash (subject to any crediting or other arrangement set forth in the Ducera Partners engagement letter in effect as of the Agreement Effective Date) on the Effective Date. For the avoidance of doubt, payment of the Consenting Noteholder Fees and Expenses on the Agreement Effective Date includes payments of (i) in the case of Ducera Partners (a) unpaid monthly fees and expenses, payable on or prior to the Agreement Effective Date of $309,805.88 and (b) $3,500,000.00, payable on the Agreement Effective Date, (ii) in the case of Davis Polk & Wardwell LLP, no less than $1,624,799.60, and (iii) in the case of Morris, Nichols, Arsht & Tunnell LLP, no less than $125,770.50. The Company Parties shall pay all Consenting Noteholder Fees and Expenses incurred on and after the Agreement Effective Date on a monthly basis at least two (2) Business Days after the receipt by the Company Parties of invoices for such fees and expenses.

ARTICLE 3
DEFINITIVE DOCUMENTS

Section 3.1     The Definitive Documents governing the Transactions shall include the following (in each case, and any order, or amendment or modification of any order, entered by the Bankruptcy Court related to the below items):

(a)            The New Organizational Documents;

(b)            The First Day Pleadings and Second Day Pleadings and all orders sought pursuant thereto;

(c)            The Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documentation” as defined therein and not explicitly so defined herein;

(d)            The Plan Supplement and all documents, annexes, exhibits, schedules contained therein, including any schedules of rejected contracts;

EXECUTION VERSION

(e)            The Disclosure Statement and the Solicitation Materials;

(f)            The order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials (which may also be the Confirmation Order);

(g)           The Confirmation Order and pleadings in support of entry of the Confirmation Order;

(h)           This Agreement, the Transaction Term Sheet attached hereto and all other exhibits to this Agreement or the Transaction Term Sheet;

(i)             The New OpCo Notes Documents;

(j)             The New Revolving Credit Agreement;

(k)            Any marketing materials for the New OpCo Notes, New Senior Preferred Units and the New Revolving Credit Facility;

(l)             Any other material agreements, motions, pleadings, briefs, applications, orders and other filings with the Bankruptcy Court related to the Transactions; and

(m)           The Case Loan Agreement and the other Case Facility Documents.

Section 3.2     The Definitive Documents that are not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Transactions shall contain terms, conditions, representations, warranties, and covenants not inconsistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Article 10. All Definitive Documents shall be in form and substance acceptable to the Required Consenting Noteholders.

ARTICLE 4
milestones

Section 4.1     The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties and the Required Consenting Noteholders:

(a)            Restructuring Milestones:

(i)            This Agreement shall be executed no later than December 10, 2020 (the “TSA Effective Date”);

(ii)           Subject to Section 11.23, execution of this Agreement shall be publicly announced and filed with the U.S. Securities and Exchange Commission no later than the date that is four (4) business days after the TSA Effective Date (no later than December 16, 2020);

EXECUTION VERSION

(iii)         The Company Parties shall have obtained binding commitments for the Case Financing Loan no later than one day prior to the Solicitation Commencement Date (no later than December 18, 2020);

(iv)         The Solicitation Commencement Date shall have occurred on or before December 21, 2020);

(v)          The Chapter 11 Cases shall be filed on or before January 11, 2021;

(vi)         The Plan, the Disclosure Statement, and a motion seeking approval thereof shall be filed no later than the date that is one (1) Business Day after the Petition Date;

(vii)        Interim and other “first day” orders shall be entered no later than the date that is three (3) business days after the Petition Date;

(viii)        “Second day orders” and other orders on a final basis, if any, shall be entered no later than the date that is thirty (30) calendar days after the Petition Date;

(ix)          The Plan Supplement shall be filed no later than seven (7) days prior to the deadline to object to confirmation of the Plan;

(x)           An order approving the Disclosure Statement (which may be combined with the order confirming the Plan) shall be entered no later than the date that is forty-five (45) calendar days after the Petition Date;

(xi)          An order confirming the Plan shall be entered no later than the date that is forty-five (45) calendar days after the Petition Date (the “Confirmation Date”); and

(xii)         The Effective Date shall occur no later than April 4, 2021.

(b)            Financing Milestones:

(i)            No later than December 11, 2020, the Company shall provide the Consenting Noteholders Advisors with an initial presentation for the marketing and sale of the New Senior Preferred Units;

(ii)           The marketing process for the New Senior Preferred Units shall be commenced no later than December 11, 2020;

(iii)          No later than December 21, 2020, the Company shall provide the Consenting Noteholder Advisors with access to an electronic dataroom;

(iv)         The Company Parties shall provide the Consenting Noteholders’ advisors with indications of interest no later than January 15, 2021;

EXECUTION VERSION

(v)          The Company Parties shall obtain a binding commitment for the New Revolving Credit Facility no later than March 1, 2021;

(vi)         The Company Parties shall execute a binding term sheet reflecting a minimum issuance amount (to be agreed) for the New OpCo Notes no later than March 1, 2021;

(vii)        The Company Parties shall execute a binding term sheet reflecting a minimum purchase amount (to be agreed) for the New Senior Preferred Units no later than March 1, 2021;

(viii)       To the extent required by the OpCo Unsecured Notes Indentures, the Company Parties shall have sent a notice of redemption to the OpCo Unsecured Noteholders or the relevant trustees, as applicable, no later than March 5, 2021; and

(ix)          The issuance of the New Senior Preferred Units and the New OpCo Notes shall be consummated, the New Revolving Credit Agreement and the New Organizational Documents shall be effective, no later than April 4, 2021.

Section 4.2     Outside Date. With respect to the milestones set forth in Section 4.1, the Company Parties and the Required Consenting Noteholders may not extend any such milestones beyond April 30, 2021 (the “Outside Date”), without the consent of each Consenting Noteholder; provided, that a Consenting Noteholder who has not agreed to an extension of the Outside Date that has been consented to by the Required Consenting Noteholders in accordance with Section 9.4 hereof may terminate this Agreement as a result of such failure to satisfy the Outside Date with respect to itself; provided, further that any termination of this Agreement by Consenting Noteholders not constituting Required Consenting Noteholders, as a result of a failure to satisfy the Outside Date or otherwise shall only be effective with respect to such Consenting Noteholders.

ARTICLE 5
Commitments of consenting noteholders

Section 5.1     Affirmative Commitments. During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its 2020 Note Claims to:

(a)            Support the Transactions and vote and exercise any powers or rights available to it (including in any creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Transactions;

(b)            Give any notice, order, instruction, or direction to the Trustee necessary to give effect to the Transactions;

(c)            Negotiate in good faith any appropriate additional or alternative provisions or agreements necessary to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Transactions in accordance with this Agreement and the Plan; and

EXECUTION VERSION

(d)            Negotiate in good faith upon reasonable request of any other Party any modifications to the Transactions that improve the tax efficiency of the Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Transactions, in each case to the extent such modifications can be implemented without any adverse effect on such Consenting Noteholder or the Reorganized MLP.

Section 5.2     Negative Commitments. During the Agreement Effective Period, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its 2020 Note Claims that it shall not, directly or indirectly, and shall not direct any other Entity to:

(a)            Object to, delay, impede, or take (directly or indirectly) any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(b)            Knowingly pursue, propose, file, support, solicit support for or vote for any Alternative Transaction Proposal;

(c)            Exercise, take (directly or indirectly) or direct the Trustee to take, any action to enforce or any right or remedy for enforcement, collection, or recovery of any of the 2020 Note Claims, including rights or remedies arising from or asserting or bringing any claims under or with respect to the 2020 Note Claims other than as otherwise permitted under this Agreement; or

(d)            Initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Transactions contemplated in this Agreement, the 2020 Notes, or the Indenture against the Company Parties or the Parties other than enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement.

Section 5.3     Forbearance.

(a)            Each Consenting Noteholder (severally and not jointly), solely for the duration of the Agreement Effective Period, hereby forbears from taking action with respect to any default or event of default by the Company Parties under the 2020 Indenture which arises or may arise, subject to any applicable cure or grace periods under the 2020 Indenture, solely as a result or in respect of (A) the failure to make payments of the principal due on the 2020 Notes at their maturity, June 15, 2020, and (B) the specific actions or transactions required by or undertaken pursuant to this Agreement (but excluding, for the avoidance of doubt, any breach of this Agreement or any other Definitive Document); provided, that any applicable default interest in respect of the 2020 Notes shall continue to accrue until the occurrence of the Effective Date.

(b)            Except to the extent set forth in this Agreement, the foregoing forbearance shall not be construed to impair the ability of the Consenting Noteholders or the Trustee to take any remedial action, without requirement for any notice, demand, or presentment of any kind, at any time after the expiration or termination of the Agreement Effective Period, and, except as expressly provided herein or in the Plan (to the extent it is in effect), shall not restrict, impair, or otherwise affect the exercise of the Consenting Noteholders’ rights under this Agreement, any other Definitive Documents, or the Consenting Noteholders’ or the Trustee’s rights under the 2020 Indenture. Nothing contained in this Agreement shall be deemed to obligate any Consenting Noteholder to enter into any other forbearance agreements or to waive any defaults or events of default, except to the extent expressly provided for herein. Nothing contained herein is intended, or shall be deemed or construed to establish a custom or course of dealing between any of the Company Parties, on the one hand, and any Consenting Noteholder, on the other hand.

EXECUTION VERSION

(c)            Except to the extent set forth in this Agreement, the forbearance set forth in this Section 5.3 shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Consenting Noteholders and shall not, except as expressly set forth herein, alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the 2020 Indenture or any other provision of the 2020 Indenture, all of which are ratified and affirmed in all respects and shall continue in full force and effect. The forbearance set forth in this Section 5.3 shall not bar any Consenting Noteholder from making any filing or otherwise taking action to assert or establish the amount of its Claim in any insolvency proceeding. If the transactions contemplated hereby are not consummated or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

(d)            Each of the Parties hereto hereby agrees that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that (A) the Consenting Noteholders may be entitled to take or bring in order to enforce their rights and remedies against the Company Parties and (B) the Company Parties may be entitled to take or bring in order to enforce their rights with respect to the Consenting Noteholders are, to the fullest extent permitted by law, tolled and suspended during the Agreement Effective Period.

Section 5.4      Commitments with Respect to the Chapter 11 Cases. In connection with the Chapter 11 Cases, each Consenting Noteholder severally, and not jointly, agrees in respect of all of its 2020 Note Claims that:

(a)            During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Noteholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)	Vote each of its 2020 Note Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)	Support the Releases & Exculpation Provisions, which provisions shall be in form and substance acceptable to the Required Consenting Noteholders;

(iii)	To the extent it is permitted to elect whether to opt in or opt out of the releases set forth in the Plan, as applicable, either opt in or elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating that it either opts in or does not opt out of the releases;

(iv)	Not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(iii) above; provided, however, such vote may be changed, withdrawn, amended or revoked (and, upon such revocation, deemed ineffective and void ab initio), by such Consenting Noteholder at any time following the expiration or termination of the Agreement Effective Period (it being understood that the termination of the Agreement Effective Period shall entitle each Consenting Noteholder to change its vote in accordance with section 1127(d) of the Bankruptcy Code, and the Solicitation Materials with respect to the Plan shall be consistent with this proviso); and

EXECUTION VERSION

(v)	Not directly or indirectly, through any Person, seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal or object to or take any other action that would reasonably be expected to prevent, interfere with, delay, or impede the solicitation, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Transactions.

(b)            Not file any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement or the Plan; or

(c)            Not object to, delay, impede or take any other action to interfere with the MLP’s ownership and possession of its assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

(d)            Subject to Section 5.5 hereof, during the Agreement Effective Period, each Consenting Noteholder, in respect of each of its 2020 Note Claims, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is not inconsistent with this Agreement subject in each case to the consent rights set forth herein.

Section 5.5      Additional Provisions Regarding the Consenting Noteholders Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)            Impair or waive the rights of any Consenting Noteholders to appear as a party in interest in any matter to be adjudicated in any court of competent jurisdiction, including the Bankruptcy Court, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Transactions;

(b)            Limit or impair the ability of a Consenting Noteholder to purchase, Transfer or enter into any transactions regarding its 2020 Note Claims or other claims or interests in the Company Parties, subject in the case of 2020 Note Claims to the terms hereof, including, for the avoidance of doubt, Article 7 hereof;

(c)            Affect the ability of any Consenting Noteholder to consult with the Company Parties or any other party in interest in any applicable proceeding so long as, in the case of consultation with any party in interest, the appearance, and positions advocated in connection therewith are not inconsistent with this Agreement or for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere or impede, directly or indirectly, the Transactions;

EXECUTION VERSION

(d)            Impair or waive the rights of any Consenting Noteholder to assert or raise any objection permitted under this Agreement in connection with the Transactions;

(e)            Prevent any Consenting Noteholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(f)             Prevent any Consenting Noteholder from enforcing or exercising any rights, remedies, conditions, consents or approval requirements under any of the Definitive Documents; or

(g)            Obligate a Consenting Noteholder to deliver a vote to support the Plan or prohibit a Consenting Noteholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided that upon the Termination Date as to a Consenting Noteholder (other than a Termination Date as a result of the occurrence of the Effective Date), such Consenting Noteholder’s vote shall automatically be deemed void ab initio and such Consenting Noteholder shall have a reasonable opportunity to cast a vote.

Section 5.6      Limitation on Consenting Noteholders Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Article 5, nothing in this Agreement shall require any Consenting Noteholder to incur, assume, become liable for any expenses, liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Noteholder that could result in expenses, liabilities, or other obligations to such Consenting Noteholder, and the commitments contained in this Article 5 shall be several, and not joint, with respect to each Consenting Noteholder..

ARTICLE 6
COMMITMENTS OF THE COMPANY PARTIES

Section 6.1      Affirmative Commitments. Except as set forth in Section 6.4, during the Agreement Effective Period, each of the Company Parties agrees to:

(a)            Support, act in good faith and take all steps reasonably necessary and desirable to implement and consummate the Transactions in accordance with this Agreement;

(b)            To the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions contemplated in this Agreement, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)            Use commercially reasonable efforts to obtain any and all necessary or required governmental, regulatory and/or third-party approvals and consents for the implementation or consummation for the Transactions;

EXECUTION VERSION

(d)            Negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transactions, as contemplated by this Agreement;

(e)            Provide counsel for the Consenting Noteholders a reasonable opportunity (which, to the extent reasonably practicable, shall be no less than two (2) Business Days) to review draft copies of all Definitive Documents that the Company Parties intend to file with the Bankruptcy Court;

(f)             Actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Transactions;

(g)            Consult and negotiate in good faith with the Consenting Noteholders and their advisors regarding the preparation and execution of the Definitive Documents and the implementation of the Transactions;

(h)            Comply with all Milestones;

(i)             Inform the Consenting Noteholder Advisors as soon as reasonably practicable after becoming aware of (i) any matter or circumstance which they know, or have reason to believe, to be a material impediment to the implementation or consummation of the Transactions, (ii) any notice of any commencement of any material involuntary insolvency proceeding, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); (iv) any representation or statement made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made; (v) the initiation, institution or commencement of any material proceeding by a Governmental Authority or other Person (or communications indicating that the same may be contemplated or threatened) (x) involving any of the Company Parties or any of their respective current officers, employees, managers, directors, members or equity holders (in their capacities as such), or (y) challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby; (vi) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) the Transaction Term Sheet, the Plan or any of the other Definitive Documents, incapable of being satisfied so as to permit consummation of the Transactions prior to the Outside Date; or (vii) the occurrence of a Termination Event;

(j)             Use commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdictions in which they are incorporated or organized;

(k)            Upon reasonable request of the Consenting Noteholders (which, in each case, may be through the Consenting Noteholder Advisors), as applicable, use commercially reasonable efforts to inform the Consenting Noteholder as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Noteholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

EXECUTION VERSION

(l)             Negotiate in good faith upon reasonable request of any Party any modifications to the Transactions that improve tax efficiency of the Transactions or are otherwise necessary to address any legal, financial, or structural impediment that may prevent the consummation of the Transaction, in each case to the extent such modifications can be implemented without any adverse effect on such Company Party;

(m)           Use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, to notify the Consenting Noteholders Advisors and Consenting Noteholders of such Joinders and Transfer Agreements; and

(n)            Promptly pay the Consenting Noteholder Fees and Expenses in accordance with this Agreement on a monthly basis and within five (5) Business Days of receipt of invoices thereof, which invoices may be in summary form and shall not be required to contain time detail.

Section 6.2      Negative Commitments. Except as set forth in Section 6.4, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)            Commence a bankruptcy case with respect to OpCo or any Company Party other than MLP or Finance Corp.;

(b)            Object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(c)            Take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Transactions described in, this Agreement or the Definitive Documents;

(d)            File any motion, pleading or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Plan or the Definitive Documents;

(e)            Amend, alter, supplement, restate or otherwise modify any Definitive Document, in whole or in part, in a manner that is materially inconsistent with this Agreement or the Transactions;

(f)            (i) operate its business outside the ordinary course, taking into account the Transactions or (ii) other than the Transactions or any activities contemplated or required in connection with the Transactions, engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction or transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business, in each of cases (i) and (ii) and without the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld;

EXECUTION VERSION

(g)            Except to the extent required by this Agreement or otherwise required to consummate the Transactions, make or change any tax election, change any income allocation under a Definitive Document, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, in each case without the reasonable consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld;

(h)            Amend or propose to amend any of their respective organizational documents other than in connection with the (i) commencement of the Chapter 11 Cases or (ii) the consummation of the Transactions, in each of cases (i) and (ii) solely pursuant to this Agreement;

(i)             Directly or indirectly solicit, through any Person, seek, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing, or prosecution of any Alternative Transaction Proposal without the consent of the Required Consenting Noteholders, subject to Section 6.4;

(j)             Other than (i) as expressly contemplated by this Agreement, (ii) in connection with a dissolution or the winding up of any Company Party or a similar transaction, or (iii) in the ordinary course of business, take any action contemplated by Section 6.2(g); or

(k)            With respect to MLP, incur any debt without the consent of the Required Consenting Noteholders.

Section 6.3      Commitments with Respect to the Chapter 11 Cases. Except as set forth in Section 6.4, in the event the Chapter 11 Cases are commenced and during the Agreement Effective Period, MLP and Finance Corp. agree to:

(a)            Timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) directing the appointment of an examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code) or a trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, (iv) modifying or terminating the Debtors’ exclusive right to file and solicit acceptances of a plan of reorganization or (v) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Transactions; and

(b)            Timely file a formal objection to any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the claims of the Consenting Noteholders.

EXECUTION VERSION

Section 6.4      Additional Provisions Regarding Company Parties’ Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the Governing Body of a Company Party to take or refrain from taking any action (including termination of this Agreement under Article 9) to the extent such Company Party or the Governing Body of a Company Party determines, based on the advice of counsel, that taking or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary and/or contractual obligations under Section 6.10(d) of the Fifth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 5, 2018 or the Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. dated April 7, 2004 (collectively, the “LP Agreements”); provided, however, that the foregoing shall not be deemed to amend, supplement, or otherwise modify, or constitute a waiver of, any termination rights of the Consenting Noteholders under this Agreement that may arise as a result of any such action or inaction. This Section 6.4(a) shall not impede any Party’s right to terminate this Agreement pursuant to Article 9, including, for the avoidance of doubt, the Consenting Noteholders’ rights to terminate in accordance with Section 9.1.

(b)            Notwithstanding anything to the contrary in this Agreement, upon receipt of an Alternative Transaction Proposal, each Company Party and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives (including any Governing Body members) shall have the right to consider, consistent with their fiduciary or contractual duties under Section 6.10(d) of the LP Agreements, as applicable, such Alternative Transaction Proposal; provided that if any Company Party receives an Alternative Transaction Proposal, then such Company Party shall (A) within three (3) calendar days of receiving such proposal, notify the Consenting Noteholder Advisors of the receipt of such proposal and deliver a copy of such proposal to the Consenting Noteholder Advisors; (B) provide the Consenting Noteholder Advisors with regular updates as to the status and progress of such Alternative Transaction Proposal; and (C) use commercially reasonable efforts to respond promptly to reasonable information requests and questions from Consenting Noteholder Advisors relating to such Alternative Transaction Proposal. If the Company Parties decide to file, support, make a written proposal or counterproposal to any party relating to an Alternative Transaction Proposal, the Company Parties shall provide notice to the Consenting Noteholder Advisors at least two (2) Business Days prior to taking any such action. Upon receipt of such notice, the Required Consenting Noteholders shall have the right to terminate this Agreement pursuant to Section 9.1(q) of this Agreement.

(c)            Nothing in this Agreement shall: (i) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Transactions; (ii) affect the ability of any Company Party to consult with any Consenting Noteholders; or (iii) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(d)            The financial advisor to the Company Parties will provide to the Consenting Noteholder Advisors, on a bi-weekly basis, a redacted list of each institution that has been contacted, each institution’s status as to signing a non-disclosure agreement and conducting due diligence and expectations as to whether such institution intends to submit an indication of interest in each case with respect to the marketing processes for the New Senior Preferred Units, the New OpCo Notes, the New Revolving Credit Facility, and any other marketing and/or solicitation process conducted by any Company Party or any of their advisors in connection with any component of the Transactions; provided, that the Company Parties and their advisors will host a weekly update conference call for the Consenting Noteholder Advisors to provide updates related to the aforementioned items.

EXECUTION VERSION

ARTICLE 7
TRANSFER OF 2020 Note Claims

Section 7.1      Except solely to the extent provided in Section 7.2 or Section 7.4 of this Agreement, this Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to Transfer any 2020 Note Claims, including any right, title, or interest in a 2020 Note Claim.

Section 7.2      Transfer Restrictions. During the Restricted Period, and subject to the terms and conditions of this Agreement, each Party agrees, solely with respect to itself, as expressly identified and limited on its signature page or Joinder or Transfer Agreement, and not in any other manner or with respect to any affiliates, not to Transfer any right, title, or interest in a 2020 Note Claim, unless (a) the Transferee is a Party to this Agreement or (b) if the Transferee is not already a Party to this Agreement, the Transferee agrees in writing to be bound by the terms of this Agreement by executing a Transfer Agreement in the form attached to this Agreement by the date of that Transfer. Any Transfer in violation of this Section 7.2 or Section 7.4 shall be void ab initio. The Transferee shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this Section 7.2, including the amount and type of 2020 Note Claims transferred, to counsel to the Company Parties.

Section 7.3      General Exception. Notwithstanding anything in this Agreement to the contrary, this Article 7 shall not apply to the grant of any lien or encumbrance on any right, title, or interest in a 2020 Note Claim in favor of a bank or broker-dealer holding custody of any such right, title, or interest in the 2020 Note Claim in the ordinary course of business that is released upon the Transfer of any such right, title, or interest.

Section 7.4      Qualified Marketmaker Exceptions.

(a)            Notwithstanding Section 7.2, a Consenting Noteholder may Transfer any right, title, or interest in its 2020 Note Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, on the condition that any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such 2020 Note Claim is to a Transferee that (A) is a Party to this Agreement at the time of such Transfer or (B) becomes a Party to this Agreement on or before the date of such Transfer by executing a Transfer Agreement pursuant to Section 7.2(b). The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this Section 7.4(a), including the amount and type of 2020 Note Claims transferred, to counsel to the Company Parties.

EXECUTION VERSION

(b)            Notwithstanding Section 7.4(a), a Qualified Marketmaker may Transfer any right, title, or interest in any 2020 Note Claims that it acquires from a Party to this Agreement to another Qualified Marketmaker (the “Transferee Qualified Marketmaker”) without the requirement that the Transferee Qualified Marketmaker execute a Transfer Agreement or be a Party to this Agreement, on the condition that any subsequent Transfer by such Transferee Qualified Marketmaker of the right, title, or interest in such 2020 Note Claims is to a Transferee that (A) is a Party to this agreement at the time of such Transfer or (B) becomes a Party to this Agreement by the date of settlement of such Transfer by executing a Transfer Agreement pursuant to Section 7.5. The Transferee (but not, for the avoidance of doubt, a Qualified Marketmaker) shall use commercially reasonable efforts to promptly provide notice of any Transfer made pursuant to this Section 7.4(b), including the amount and type of 2020 Note Claims transferred, to counsel to the Company Parties.

(c)            At the time of a Transfer by any Party to this Agreement of any 2020 Note Claims to the Qualified Marketmaker:

i.            if such 2020 Note Claims may be voted in favor of the Plan, the Party transferring its 2020 Note Claims must first vote such 2020 Note Claims in accordance with the requirements of this Agreement; and

ii.           to the extent that a Qualified Marketmaker that is not otherwise a Party to this Agreement is eligible and entitled to vote the 2020 Note Claims acquired pursuant to Section 7.4(a) above, is not otherwise precluded from voting such 2020 Note Claims in favor of the Plan, and receives a separate ballot for such 2020 Note Claims, such Qualified Marketmaker shall, before the expiration of the Plan voting deadline established by the Bankruptcy Court, vote such 2020 Note Claims in favor of the Plan as contemplated hereunder.

(d)            Notwithstanding Section 7.2, to the extent that a Party to this Agreement is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in any 2020 Note Claim that the Qualified Marketmaker acquires from a holder of such 2020 Note Claims that is not a Party to this Agreement without the requirement that the transferee execute a Transfer Agreement or be a Party hereto.

Section 7.5      Transfer Agreement.

(a)            A Transferee that becomes a Party to this Agreement as provided in Section 7.2(b) shall deliver a copy of the executed Transfer Agreement to counsel for the Company Parties in accordance with Section 11.10 of this Agreement within three (3) Business Days after the date of the Transfer, so long as such Transfer Agreement was executed in accordance with this Agreement; provided, however, failure to deliver a copy of such Transfer Agreement after the execution thereof by the Parties shall not affect the Party’s or Transferee’s obligation under this Agreement with respect to such 2020 Note Claims or render the Transfer void ab initio with respect to such 2020 Note Claims. The Transfer Agreement shall be treated as confidential information and shall not be disclosed without prior written consent of the Transferee.

EXECUTION VERSION

Section 7.6      Effect of Delivery of Transfer Agreement. By executing and delivering a Transfer Agreement as provided under Section 7.2(b), a Transferee:

(a)            Becomes and shall be treated for all purposes under this Agreement as a Party to this Agreement with respect to the Transferred 2020 Note Claims and with respect to all other 2020 Note Claims that the Transferee holds and subsequently acquires, subject to Section 7.3 and Section 7.4(c);

(b)            Agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof); and

(c)            Is deemed, without further action, to make to the other Parties hereto the representations and warranties that the Parties to this Agreement make in Section 8.1 of this Agreement, in each case as of the date of the Transfer Agreement.

Section 7.7      Effect of Transfer; No Liability. A Party of this Agreement that Transfers any right, title, or interest in any 2020 Note Claims in accordance with the terms of this Article 7 shall (a) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred 2020 Note Claims and (b) not be liable to any party to this Agreement for the failure of the Transferee, whether or not a Qualified Marketmaker, to comply with the terms and conditions of this Agreement.

Section 7.8      Additional Claims. This Agreement shall not limit, restrict, or otherwise affect in any way a Party’s right, authority, or power to acquire any 2020 Note Claims in addition to the Party’s 2020 Note Claims and such acquired claims shall automatically and immediately upon acquisition by a Party be deemed to be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties, as described below), except as set forth in Section 7.4 above. During the Restricted Period, upon the written request of the Company Parties, a Party to this Agreement that acquires additional 2020 Note Claims from an entity that is not a Party to this Agreement shall deliver a current list of its 2020 Note Claims to counsel for the Company Parties within five (5) Business Days after the receipt of such request, and such list shall be treated as confidential information and shall not be disclosed without prior written consent of such Party to this Agreement.

Section 7.9      Exception for Pending Trades. Notwithstanding anything to the contrary herein, a claim Transferred to or by a Party to this Agreement prior to the Agreement Effective Date and that is an open trade on the Agreement Effective Date shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such claim so Transferred to and held by a Party to this agreement for its own account (i.e., not as part of a short transaction, or to be Transferred by the Party under an open trade or any other transaction entered into by such Party prior to, and pending as of the date of, such Party’s entry into this Agreement) shall be subject to the terms of this Agreement as provided in Section 7.7.

Section 7.10      Signature Page Limitation. The Parties understand that the Parties may be engaged in a wide range of financial services and businesses and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Party expressly indicates on its signature page hereto or on a Joinder that it is executing this Agreement solely on behalf of a specific trading desk(s) and/or business group(s) of the Party, the obligations set forth in this Agreement shall apply only to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk, business group or affiliate of the Party unless they separately become a party hereto.

EXECUTION VERSION

ARTICLE 8
Representations and warranties

Section 8.1      Representations and Warranties of Consenting Noteholders. Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement and as of the Agreement Effective Date:

(a)            it is the beneficial or record owner of the aggregate principal amount of the 2020 Note Claims or is the nominee, investment manager, or advisor for beneficial holders of the 2020 Note Claims reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any 2020 Note Claims other than those reflected in, such Consenting Noteholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Article 7);

(b)            it has the full power and authority to act on behalf of, vote and consent to matters concerning, such 2020 Note Claims;

(c)            such 2020 Note Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)            it has reviewed, or had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the Transactions and accept the terms of this Agreement;

(e)            it has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company Parties that it considers sufficient and reasonable for the purposes of entering into this Agreement; and

(f)             solely with respect to holders of 2020 Note Claims, (i) it is either (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), (B) not a “U.S. person” as defined in Regulation S under the Securities Act, or (C) an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, and in each case is able to bear the risk of its investment in the 2020 Note Claims, and (ii) any securities acquired by the Consenting Noteholder in connection with the Transactions will have been acquired for investment for its own account and not with a view to distribution or resale in violation of the Securities Act.

Section 8.2      Mutual Representations, Warranties and Covenants. Each of the Parties, severally, and not jointly, represents, warrants and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Agreement Effective Date:

EXECUTION VERSION

(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement, the Plan and the Bankruptcy Code, no consent or approval is required by any other Entity in order for it to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements, with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f)             no Party is considering, or has any agreement or understanding with respect to, any Alternative Transaction Proposal that has not been disclosed to the Required Consenting Noteholders.

Section 8.3      Representations and Warranties of the Company Parties. Each Company Party severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement and as of the Agreement Effective Date:

(a)            To the best of the Company Parties’ knowledge, MLP and Finance Corp. do not have any material contracts (including employment contracts), secured claims, tax claims, general unsecured claims (including actual or threatened litigation claims), intercompany claims, subordinated claims or equity interests other than (i) the contingent secured guarantee claims arising under the 2025 Indenture, (ii) any claims that may exist in connection with the E.D. Pa. Action, (iii) the 2020 Note Claims and (iv) the Equity Interests evidenced by the MLP Partnership Agreement and the applicable organizational documents of Finance Corp.;

(b)            The Company Parties do not intend to commence a bankruptcy case with respect to OpCo or any Company Party other than MLP and Finance Corp.; and

(c)            The Company Parties, excluding MLP and Finance Corp., do not have any material contracts (including employment contracts), tax claims, secured or unsecured claims (including actual or threatened litigation claims other than the E.D. Pa. Action), intercompany claims, subordinated claims or equity interests other than those already disclosed to the Consenting Noteholders Advisors in the data room maintained by Datasite.

EXECUTION VERSION

ARTICLE 9
TERMINATION EVENTS

Section 9.1      Consenting Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Noteholders with respect to the Consenting Noteholders by the delivery to the Company Parties of a written notice in accordance with Section 11.10 hereof upon the occurrence of any of the following events (unless waived in writing by the Required Consenting Noteholders in their sole discretion);

(a)            The breach in any material respect by a Company Party of any of covenants of such Company Party set forth in this Agreement, which breach remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 11.10 of this Agreement detailing any such breach;

(b)            Any representation or warranty in this Agreement made by any of the Company Parties shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured (to the extent curable) for five (5) Business Days after the Company Party discovers the untrue nature of the representation or warranty;

(c)            The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of any of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for fifteen (15) Business Days after the issuance of such ruling, judgement or order; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; provided, however, that, for the avoidance of doubt, this provision shall not have the effect of amending, extending or waiving any of the Milestones;

(d)            The entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders), (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, (iii) dismissing the Chapter 11 Cases, without the prior written consent of the Required Consenting Noteholders, (iv) terminating exclusivity under Section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement or declaring any material portion to be unenforceable;

(e)            If any Company Party, other than MLP and Finance Corp., (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as contemplated by this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing; provided, however, the forgoing shall not be a Termination Event;

EXECUTION VERSION

(f)            The commencement of an involuntary bankruptcy case against MLP or Finance Corp. under the Bankruptcy Code, if such involuntary case is not dismissed or converted to a case under chapter 11 of the Bankruptcy Code, which case shall be in the United States Bankruptcy Court for the District of Delaware, within forty-five (45) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(g)            The commencement of an involuntary bankruptcy case against OpCo or any Company Party other than MLP and Finance Corp. under the Bankruptcy Code, if such involuntary case is not dismissed within thirty (30) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(h)            Entry of a final order that grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Transactions;

(i)            Any of the Company Parties files or otherwise makes public any of the Definitive Documents (including any modification or amendments thereto) (i) in a form that is materially inconsistent with this Agreement and (ii) without the consent of the required parties in accordance with this Agreement, which occurrence remains uncured (to the extent curable) for two (2) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 9.2;

(j)            The execution by any of the Company Parties of an agreement providing for, or the filing by any of the Company Parties with the Bankruptcy Court of a motion seeking approval of, any debtor in possession financing, except with the prior approval of the Required Consenting Noteholders;

(k)            The failure to meet any of the Milestones, unless (a) such Milestone has been waived or extended in a manner consistent with this Agreement or (b) such failure is the result of an act, omission or delay on the part of one or more of the Consenting Noteholders constituting Required Consenting Noteholders exercising their termination rights with respect thereto under this Section 9.1(k) in violation of their obligations under this agreement;

(l)            The Bankruptcy Court enters an order denying confirmation of the Plan;

(m)            Any Company Party takes any action outside the ordinary course of business, including the issuance of any new preferred equity or debt at OpCo other than the New Senior Preferred Units and the New OpCo Notes without the consent of the Required Consenting Noteholders;

(n)            The Debtors lose the exclusive right to file a Plan;

EXECUTION VERSION

(o)            The Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Consenting Noteholders within seven (7) Business Days;

(p)            Any Company Party publicly announces its intention not to support the Transactions;

(q)            The Bankruptcy Court enters an order granting relief that is inconsistent with, or denies relief sought that is contemplated by, this Agreement or the Plan in any materially adverse respect to the Required Consenting Noteholders;

(r)            Any Company Party exercises its right, consistent with its fiduciary or contractual duties under Section 6.10(d) of the LP Agreements, as applicable, to not pursue any of the Transactions or take any action in reliance on Section 9.2 of this Agreement;

(s)            Any Company Party files, supports, makes a written proposal or counterproposal to any party relating to an Alternate Transaction Proposal that was not approved by the Required Consenting Noteholders;

(t)            Any Company Party terminates this Agreement with respect to itself in accordance with Section 9.2 below;

(u)            The Company makes a determination that it is unable to successfully market and sell the New Senior Preferred Units, the New OpCo Notes or the New Revolving Credit Facility or to consummate the OpCo Transactions;

(v)            A filing of a bankruptcy case or other insolvency proceeding by OpCo or the commencement of an involuntary case under the Bankruptcy Code against OpCo or any of its subsidiaries;

(w)            Any settlement of the E.D. Pa. Action without the consent of the Required Consenting Noteholders, which consent shall not be unreasonably withheld;

(x)            The acceleration of the OpCo 2025 Secured Notes or any other exercise of remedies by the OpCo 2025 Secured Noteholders, or the acceleration of the OpCo Unsecured Notes or any other exercise of remedies by the OpCo Unsecured Noteholders;

(y)            The exercise of remedies by any non-Consenting Noteholders to take any action to enforce any right or remedy for enforcement, collection, or recovery of any of the 2020 Note Claims against any of the Company Parties, including rights or remedies arising from or asserting or bringing any claims under or with respect to the 2020 Note Claims other than as otherwise permitted under this Agreement to the extent such action is not terminated, stayed or otherwise dismissed after twenty (20) days after such action is taken;

(z)            The exercise of remedies under material contracts of the Company Parties;

EXECUTION VERSION

(aa)      Any modification to the governance of MLP or OpCo or amendment to the Partnership Agreements of MLP or OpCo without the consent of the Required Consenting Noteholders other than as required by this Agreement and the Transaction Term Sheet;

(bb)      Any breach in the payment of the Consenting Noteholder Fees and Expenses;

(cc)      Any Company Party (i) files any motion seeking to avoid, disallow, subordinate, or recharacterize the 2020 Note Claims or any other claim, lien, or interest held by any Consenting Noteholder arising under or relating to the 2020 Notes or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(dd)      The occurrence of the Outside Date, subject to Section 4.2 and Section 9.4 hereof; or

(ee)      The existence of any material contracts (including employment contracts), secured claims, tax claims, general unsecured claims (including actual or threatened litigation claims), subordinated claims or equity interests at MLP or Finance Corp., in total in excess of $10 million, other than (i) the contingent secured guarantee claims arising under the 2025 Indenture, (ii) any claims that may exist in connection with the E.D. Pa. Action, (iii) the 2020 Note Claims and (iv) the Equity Interests evidenced by the MLP Partnership Agreement.

Section 9.2      Company Party Termination Events. Any Company Party may terminate this Agreement with respect to the Company Parties upon written notice to the Consenting Noteholders in accordance with Section 11.10 of this Agreement upon the occurrence of any of the following events:

(a)            the breach in any material respect by one or more Initial Consenting Noteholders constituting the Required Consenting Noteholders of any of the covenants of such Consenting Noteholders set forth in this Agreement that would have, or could reasonably be expected to have, an adverse effect on the Transactions, which breach that remains uncured for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 11.10 of this Agreement detailing any such breach;

(b)            any representation or warranty in this Agreement made by one or more Initial Consenting Noteholders constituting Required Consenting Noteholders shall have been untrue in any material respect when made or shall have become untrue in any material respect, which remains uncured for ten (10) Business Days after such Consenting Noteholders constituting Required Consenting Noteholders discover the untrue nature of the representation or warranty;

(c)            the Governing Body of any Company Party determines, after consulting with counsel, (i) that continuing to pursue any of the Transactions in the manner contemplated by this Agreement would be inconsistent with the exercise of its contractual or fiduciary duties or applicable Law or (ii) in the exercise of its contractual or fiduciary duties, to pursue an Alternative Transaction Proposal;

EXECUTION VERSION

(d)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order that (i) enjoins the consummation of a material portion of the Transactions and (ii) either (1) such ruling, judgment or order has been issued at the request of the Required Consenting Noteholders in contravention of any obligations set forth in this Agreement or (2) remains in effect for ten (10) Business Days after such delivery of a written notice terminating this Agreement by the Company Parties in accordance with Section 11.10 of this Agreement detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)            the inability to successfully market and sell the New Senior Preferred Units or the failure to consummate the OpCo Transactions;

(f)            the Required Consenting Noteholders terminate this Agreement with respect to themselves in accordance with Section 9.1 above; or

(g)            the Bankruptcy Court enters an order denying confirmation of the Plan.

Section 9.3      Mutual Termination. This Agreement, and all obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders and (b) each Company Party.

Section 9.4      Automatic Termination. This Agreement shall terminate automatically without any further required action or notice if the Transaction Effective Date has not occurred on or before the Outside Date unless such date is extended by the Required Consenting Noteholders; provided, that a Consenting Noteholder who has not agreed to such extension may terminate this Agreement with respect to itself, and such termination shall only be effective with respect to such Consenting Noteholder.

Section 9.5      Effect of Termination. After the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Cause of Action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, all Parties agree that any and all ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transactions and this Agreement or otherwise. Notwithstanding the foregoing, any Consenting Noteholder withdrawing or changing its vote pursuant to this Section 9.5 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Noteholders from contesting whether any such termination is in accordance with the terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholders, and (b) any right of any Consenting Noteholders, or the ability of any Consenting Noteholders, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Noteholders. No purported termination of this Agreement shall be effective under this Section 9.5 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 9.2(c) or Section 9.3. Nothing in this Section 9.5 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 9.2(c).

EXECUTION VERSION

ARTICLE 10
Amendments and waivers

Section 10.1      This Agreement, may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Article 10.

Section 10.2      This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, (i) in writing signed by each Company Party and the Required Consenting Noteholders or (ii) confirmed by email by counsel to the Company Parties and the Consenting Noteholders Advisors representing that it is acting with the authority of the Required Consenting Noteholders; provided that (a) this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, if such modification, amendment, supplement or waiver adversely affects the economic treatment of any Consenting Noteholder, as compared to the other Consenting Noteholders, solely with the written consent of such affected Consenting Noteholder, and any changes to the consent or termination rights of the Company Parties, or the Required Consenting Noteholders shall require the consent of each affected Party. Notwithstanding the foregoing, if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the 2020 Note Claims held by a Consenting Noteholder, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment, waiver, or supplement.

Section 10.3      Any proposed modification, amendment, waiver, or supplement that does not comply with this Article 10 shall be ineffective and void ab initio.

Section 10.4      The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

EXECUTION VERSION

ARTICLE 11
miscellaneous

Section 11.1      Acknowledgements. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code and/or other applicable Law.

Section 11.2      Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached to this Agreement (together with any exhibits, annexes or schedules thereto) is expressly incorporated and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules (it being understood and agreed that any actions and obligations required to be taken by any Party that are included in the exhibits attached to this Agreement, but not in this Agreement are to be considered “covenants” of such Party and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement). In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules attached to this Agreement) and the exhibits, annexes, and schedules attached to this Agreement, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern, provided, that in the event of any inconsistency between this Agreement and the Transaction Term Sheet, the Transaction Term Sheet shall govern until such time as the Plan has been confirmed, at which time, the terms and conditions set forth in the Plan, to the extent intended to supersede the Transaction Term Sheet, shall govern.

Section 11.3      Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Transactions, as applicable.

Section 11.4      Complete Agreement. Except as otherwise explicitly provided in this Agreement, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any confidentiality agreement. The Parties acknowledge and agree that they are not relying on any representations or warranties other than as set forth in this Agreement.

Section 11.5      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE CHOSEN STATE, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court. Solely in connection with claims arising under this Agreement, each Party to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party to this Agreement.

EXECUTION VERSION

Section 11.6      TRIAL BY JURY WAIVER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.7      Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each Person executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

Section 11.8      Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Noteholders, and in the enforcement or interpretation of this Agreement, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement. The Company Parties and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

Section 11.9      Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Article 7, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Entity.

Section 11.10      Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

If to the Company Parties:

Ferrellgas Partners L.P.

One Liberty Plaza

Liberty, MO 64068

Attention:      Jordan Burns

E-mail address: jordanburns@ferrellgas.com

With a copy to:

Squire Patton Boggs (US) LLP

201 E. Fourth Street, Suite 1900

Cincinnati, OH 45202

EXECUTION VERSION

Attention:      Stephen D. Lerner and Jeffrey N. Rothleder

E-mail address: jeffrey.rothleder@squirepb.com, stephen.lerner@squirepb.com

If to the Consenting Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:      Damian S. Schaible, Angela M. Libby and Jonah A. Peppiatt

Any notice given by delivery, mail, or courier shall be effective when received.

Section 11.11      Independent Due Diligence and Decision Making. Each Consenting Noteholder confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties. Each Consenting Noteholder acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

Section 11.12      Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

Section 11.13      Admissibility. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating to this Agreement shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

Section 11.14      Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 11.15      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

Section 11.16      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

EXECUTION VERSION

Section 11.17      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 11.18      Capacities of Consenting Noteholders. Each Consenting Noteholder has entered into this agreement on account of all 2020 Note Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such 2020 Note Claims.

Section 11.19      Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to, as applicable, the Company Parties and the Required Consenting Noteholders, submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 11.20      Fees and Expenses. Regardless of whether the Transactions are or have been consummated the Company Parties shall promptly pay in cash all Consenting Noteholder Fees and Expenses; provided, however, that concurrently with the Agreement Effective Date, the Company Parties shall pay all Consenting Parties Fees and Expenses incurred at any time prior to the Agreement Effective Date not previously paid by the Company Parties; provided further that no success, transaction or similar fees shall be paid except to the extent set forth in written agreements approved by the Company.

Section 11.21      Relationship Among Parties. It is understood and agreed that no Consenting Noteholder owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement. In this regard, it is understood and agreed that any Consenting Noteholder may trade in 2020 Note Claims without the consent of any other consenting Noteholder, subject to the terms of this Agreement; provided, however, that no Consenting Noteholder shall have any responsibility of any such trading to any other Person by virtual of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Noteholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act) with any other Party. For the avoidance of doubt, no action taken by a Consenting Noteholder pursuant to this Agreement shall be deemed to constitute or create a presumption by any of the Parties that the Consenting Noteholders are in any way acting in concert or as a “group.”

Section 11.22      No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

EXECUTION VERSION

Section 11.23      Publicity. The Company Parties shall submit drafts to counsel to the Consenting Noteholders of any press releases or other public statements that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days prior to making any such disclosure (provided, however, that if delivery of such document at least two (2) Business Days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable), and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting Noteholder, no Party or its advisors shall (a) use the name of any Consenting Noteholder in any public manner (including in any press release) with respect to this Agreement, the Transaction Term Sheet or any of the Definitive Documents or (b) disclose to any Person (including, for the avoidance of doubt, any other Party), other than advisors to the Company Parties, the principal amount or percentage of any 2020 Note Claims held by any individual Consenting Noteholder, in each case, without such Consenting Noteholder’s prior written consent (it being understood and agreed that each Consenting Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Noteholder and the amount and/or percentage of 2020 Note Claims held by such Consenting Noteholder); provided, however, that (i) if such disclosure is required by Law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure, and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of 2020 Note Claims held by all the Consenting Noteholders, collectively, on a facility by facility basis. Notwithstanding the provisions in this Section 11.23, (x) any Party may disclose the identities of the other parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof, and (y) any Party may disclose, to the extent expressly consented to in writing by a Consenting Noteholder, such Consenting Noteholder’s identity and individual holdings.

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

EXECUTION VERSION

Annex A

Schedule of Company Parties

Ferrellgas Finance Corp.

Ferrellgas Receivables, LLC

FNA Canada, Inc.

Blue Rhino Global Sourcing, Inc.

Bridger Logistics, LLC

Bridger Lake, LLC

Bridger Marine, LLC

Bridger Administrative Services II, LLC

Bridger Real Property, LLC

Bridger Transportation, LLC

Bridger Leasing, LLC

Bridger Storage, LLC

Bridger Rail Shipping, LLC

J.J. Addison Partners, LLC

J.J. Karnack Partners, LLC

J.J. Liberty, LLC

Bridger Terminals, LLC

South C&C Trucking, LLC

Exhibit A Transaction Term Sheet

EXECUTION VERSION

Exhibit A

Transaction Term Sheet

Exhibit A Transaction Term Sheet

EXECUTION VERSION

Ferrellgas Partners, L.P.

Transaction Term Sheet

This term sheet (this “Term Sheet”) sets forth certain material terms of proposed transactions to (a) satisfy the obligations of Ferrellgas Partners, L.P. (the “Company” or “MLP”) and Ferrellgas Partners Finance Corp. (“FPFC”) under the 8.625% Senior Notes due 2020 (the “2020 Notes”) issued by MLP and FPFC pursuant to the Indenture dated April 13, 2010 (as amended, modified or supplemented) between MLP and FPFC, as Issuers, and U.S. Bank National Association, as Trustee (the “2020 Indenture”) (the “MLP Transaction”) and (b) delever Ferrellgas, L.P. (“OpCo”) through the transactions described herein (the “OpCo Transactions,” together with the MLP Transaction, the “Transactions”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the transaction support agreement to which this Term Sheet is attached (together with all exhibits and supplements attached thereto, including this Term Sheet, the “TSA”).

This Term Sheet does not include descriptions of all terms, conditions and other provisions that will be contained in definitive documentation relating to the Transactions and is not intended to limit the scope of discussions and negotiation of any matters not inconsistent with the specific matters set forth herein. The documents executed to effectuate the Transactions, including the TSA (collectively, the “Definitive Documents”) will not contain any material terms or conditions that are inconsistent in any material respect with this Term Sheet. Until such time as the other Definitive Documents are executed and delivered consistent with the consent rights in the TSA, this Term Sheet (together with any Exhibits) shall control all other documentation relating to the Transactions, including drafts of the TSA and Definitive Documents. After the Definitive Documents have been executed and delivered, the Definitive Documents and their Exhibits shall control all other documentation relating to the Transactions, superseding in its entirety this Term Sheet.

This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE.

THIS TERM SHEET CONTAINS A SERIES OF ASSUMPTIONS, COMPROMISES AND SETTLEMENTS OF ISSUES AND DISPUTES THAT WILL BE RESOLVED IN CONNECTION WITH EXECUTION OF THE DEFINITIVE DOCUMENTS. IN THE EVENT THE DEFINITIVE DOCUMENTS CONTEMPLATED UNDER THIS TERM SHEET AND TSA ARE NOT EXECUTED, NOTHING HEREIN SHALL BE CONSTRUED AS AN ADMISSION OF THE POSITIONS OF THE PARTIES WITH RESPECT TO THESE ISSUES OR DISPUTES. ACCORDINGLY, THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROHIBITING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. AS SUCH, NEITHER THIS TERM SHEET, NOR ANY DISCUSSION RELATED THERETO, SHALL CREATE A DUTY INHIBITING ANY PERSON FROM BUYING, SELLING OR TRADING ANY SECURITIES OR DEBTS OF THE COMPANY AND NO RECIPIENT OF THIS TERM SHEET SHOULD TAKE ANY ACTIONS IN EXPECTATION OF, OR TO CAUSE, SUCH DUTY UNLESS AND UNTIL AN APPLICABLE BINDING AGREEMENT HAS BEEN MADE. THIS TERM SHEET IS SUBJECT TO ALL EXISTING CONFIDENTIALITY AGREEMENTS.

EXECUTION VERSION

Implementation

The Transactions will be accomplished through execution of the Definitive Documents and the transaction steps set forth in the TSA and this Term Sheet. The MLP Transaction will be effectuated through pre-packaged chapter 11 cases filed by both (i) MLP and (ii) FPFC. No entities other than MLP and FPFC will commence a voluntary chapter 11 proceeding. The OpCo Transaction will be effectuated as set forth in this Term Sheet and the consummation thereof shall occur on the effective date of the joint chapter 11 plan (the “Effective Date”).

The TSA will be executed by: (i) (a) the Company, (b) Ferrellgas, L.P. (“OpCo”), (c) Ferrellgas Inc., Ferrellgas GP II, LLC, and Ferrellgas GP III, LLC (each a “GP” and, together, the “GPs”), (d) FPFC, and (e) all of their Affiliates listed on Annex A to the TSA (the entities in this clause (i) shall collectively be referred to as the “Company Parties”) and (ii) the holders of approximately 74% of the aggregate outstanding principal amount of the 2020 Notes (the “Consenting Noteholders”).

Pursuant to the TSA, and subject to the terms and conditions thereof, the parties hereto have agreed to support the Transactions contemplated herein and therein.

Each Consenting Noteholder shall be required to execute the TSA with respect to all of its holdings of the 2020 Notes.

EXECUTION VERSION

Funding of the Chapter 11 Cases	Holdco shall obtain $[•] in funding to fund the joint chapter 11 cases on terms acceptable to the Required Consenting Noteholders, which amount shall be used in accordance with a budget to be agreed upon by MLP and the Required Consenting Noteholders; provided, however, such budget is only intended to be an estimate of such funding amount and is subject to change and modification at MLP’s sole discretion. To the extent the budget is modified or altered by MLP, MLP shall provide the Required Consenting Noteholders with notice thereof. For the avoidance of doubt, whether before or after the Petition Date, any debt incurred by MLP shall be on terms acceptable to the Required Consenting Noteholders.
Diligence	As a condition precedent to effectiveness of the TSA, the Company shall provide the Consenting Noteholder Advisors with satisfactory diligence, including financial projections, liquidity forecasts, sources and uses, information regarding regulatory compliance and contractual change of control provisions, and other information as reasonably requested.
Eddystone Litigation	The Parties shall, from time to time, and without waiving any applicable attorney-client privilege or other applicable privilege, advise counsel to the Consenting Noteholders with respect to the status of or actions taken in the litigation currently pending in the United States District Court for the Eastern District of Pennsylvania under the caption Eddystone Rail Company, LLC v. Bridger Logistics, LLC, et al., No. 2:17-cv-00495 (E.D. Pa) (the “E.D. Pa. Action”). The Company Parties shall also use their reasonable best efforts to consult with counsel to the Consenting Noteholders prior to entering into any settlement agreement, consent judgment, consent order, or other negotiated adjudication or resolution of the E.D. Pa. Action.
Restructuring Transactions
Treatment of Claims or Interests

Holders of Claims against and Equity Interests in the Company will receive the following treatment in full and final satisfaction of such claims and interests, which shall be released and discharged under the Plan.

Administrative Claims

On the Effective Date, except to the extent that a holder of an allowed administrative claim and the Company agree to less favorable treatment for such holder, each holder of an allowed administrative claim shall receive, in full satisfaction of such claim, payment in full in cash.

Priority Tax Claims

Except to the extent that a holder of an allowed priority tax claim and the Company agree to less favorable treatment for such holder, each holder of an allowed priority tax claim shall receive, in full satisfaction of such claim, payments in cash in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.

Secured Guarantee Claims

On the Effective Date, each holder of an allowed secured guarantee claim on account of the guarantee of payment of the 2025 Notes by MLP shall receive, in full satisfaction of such claim, reinstatement of such claim in accordance with section 1124 of the Bankruptcy Code.

EXECUTION VERSION

2020 Notes Claims

On the Effective Date, each holder of an allowed 2020 Notes claim shall receive, in full satisfaction of such claim, such holder’s pro rata share of 100% of the “Class B” units (the “New Class B Units”).

Eddystone Claims

On the Effective Date, each holder of an allowed claim on account of the E.D. Pa. Action shall receive, in full satisfaction of such claim, at the option of the Company subject to the consent of the Required Consenting Noteholders: (a) reinstatement of such claim in accordance with section 1124 of the Bankruptcy Code or (b) other treatment rendering such claim unimpaired.

Intercompany Claims and Interests

On the Effective Date, unless otherwise provided for under the Plan, each intercompany claim and/or intercompany interest shall be, at the option of the Company, with the consent of the Required Consenting Noteholders, either (a) reinstated or (b) canceled and released.

Existing General Partner Interests	On the Effective Date, the existing general partner interests shall be reinstated and governed in accordance with the Governance Term Sheet.
Existing LP Units Interests

On the Effective Date, each holder of an allowed interest on account of an existing limited partnership common unit of MLP (the “Existing LP Units”) shall receive or retain such holder’s pro rata share of 100% of the “Class A” common units (the “New Class A Units”), subject to dilution by the New Class A Units issued upon conversion of the New Class B Units.

The Existing LP Units holders shall receive or retain one (1) New Class A Unit for every twenty (20) Existing LP Units currently owned, resulting in approximately 4.9 million New Class A Units outstanding as of the Effective Date.

MLP Restructuring Transactions
New Class A Units

On the Effective Date, the Company may, upon the consent of the Required Consenting Noteholders, issue additional New Class A Units, which additional units shall be issued at the discretion of MLP and to such parties as determined in the sole discretion of MLP.

EXECUTION VERSION

New Class B Units	On the Effective Date, MLP will issue approximately 1.3 million New Class B Units to the holders of the 2020 Notes.
Class A/ Class B Distributions

The New Class A Units shall receive distributions in accordance with MLP’s organizational governance documents, which such documents may be amended, modified or supplemented from time-to-time; provided, however, such governance documents and any amendments, modifications or supplements thereto shall be consistent with the Governance Term Sheet attached hereto as Exhibit B.

The amended MLP partnership agreement will provide that distributions to New Class A Units and New Class B Units shall be made at a ratio of no less than 6:1 in favor of the New Class B Units on an aggregate basis (cash or non-cash value) until holders of New Class B Units receive distributions in the aggregate amount equaling Three Hundred, Fifty-Seven Million Dollars ($357,000,000) (the “Distribution Threshold”). Upon satisfaction of the Distribution Threshold, the New Class B Units shall automatically be converted to New Class A Units in accordance with the conversion factors set forth in Exhibit A hereto. To the extent the Distribution Threshold is not satisfied in the first ten (10) years after issuance, the New Class B Units shall automatically be converted to New Class A Units in accordance with conversion factor at the end of the tenth (10th) year. The New Class B Units shall be callable at MLP’s option in the first five (5) years after issuance at a price equal to an internal rate of return on $357,000,000 no less than 300 bps above the Fixed Call Return, subject to receipt of a minimum 1.10x MOIC[1] on $357,000,000 if called in the first one (1) year after issuance.[2] The holders of New Class B Units shall, at the time of issuance, receive a cashless exercise option and right entitling such holder to acquire on a pro rata basis all General Partner units of the general partner of MLP and OpCo if the New Class B Units are still outstanding and have not been converted to New Class A Units by the earlier of: (i) a material[3] breach of the covenants in favor of the New Class B Units under the MLP or OpCo partnership agreements that is not cured within the time period specified therein[4] and (ii) the tenth anniversary of the Effective Date.

1 “MOIC” shall mean multiple on invested capital.

2 “Fixed Call Return” shall mean the IRR of the New Senior Preferred Units, inclusive of distributions, OID, fees and, if applicable, any equity consideration. The calculation of the Fixed Call Return shall be agreed to by the financial advisors for both the MLP and the Required Consenting Noteholders as of the Effective Date.

3 “Material Breach” to be defined in Definitive Documents.

4 Cure periods to be agreed in Definitive Documents.

EXECUTION VERSION

Organizational and Governance Matters

Governance of OpCo and MLP, including partnership agreements or other organizational documents, as applicable, shall be consistent with the Governance Term Sheet attached hereto as Exhibit B. The current organizational structure of the Company and OpCo shall be modified to reflect the changes set forth in the Governance Term Sheet.

OpCo Refinancing Transactions
Existing 2025 Notes

The Transactions shall be structured to not result in the acceleration of obligations under the Indenture dated as of April 16, 2020, between OpCo, Ferrellgas Finance Corp. and each of the “Guarantors” (as defined therein) party thereto (the “2025 Indenture”) pursuant to which the OpCo issued the 10.00% Senior Secured First Lien Notes due 2025 (the “2025 Notes”) or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default.

Existing OpCo Notes

On the Effective Date, the existing OpCo unsecured notes due 2021, 2022 and 2023 (the “Existing OpCo Notes”) shall be redeemed and satisfied in full using funds held by OpCo that consist of (i) existing cash held by OpCo, (ii) the proceeds of the New Revolving Credit Facility (as defined below), (iii) released cash collateral from existing letters of credit, (iv) proceeds from the issuance of the New Senior Preferred Units, and (v) proceeds from the issuance of the New OpCo Notes; provided that the sources and uses for such redemption shall be consented to by at least two unaffiliated Consenting Noteholders holding greater than 50% of the aggregate principal amount of the 2020 Notes held by all Consenting Noteholders (the “Required Consenting Noteholders”).

New Revolving Credit Facility

On the Effective Date, OpCo shall enter into a revolving credit facility (the “New Revolving Credit Facility”), which shall contain terms and conditions that comply in all respects with, and do not violate, the covenants and restrictions set forth in the 2025 Indenture and are acceptable to the Required Consenting Noteholders.

EXECUTION VERSION

New OpCo Notes	On the Effective Date, OpCo shall issue $[753][5] million in new or additional notes (the “New OpCo Notes”), the proceeds of which shall be used to redeem the Existing OpCo Notes. The issuance of the New OpCo Notes shall (i) be structured to not result in the acceleration of obligations under the 2025 Indenture or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default, (ii) be subject to market terms, and (iii) contain terms acceptable to the Required Consenting Noteholders.
New Senior Preferred Units

On the Effective Date, either OpCo or MLP shall issue $[525][6] million of new unregistered preferred equity (the “New Senior Preferred Units”). The New Senior Preferred Units shall be a senior preferred class of limited partnership interests in either OpCo or MLP, as applicable. The New Senior Preferred Units shall:

•     Be marketed pursuant to a confidential marketing process;

•     Have the right to receive a cash return (inclusive of distributions, OID, and fees) based on market terms;

•     Have tenor, redemption, call and liquidation provisions acceptable to the Required Consenting Noteholders.

OpCo or MLP, as applicable, shall provide the holders of 2020 Notes with the opportunity to participate in the marketing process for the New Senior Preferred Units and to acquire up to 35% of the total amount of the New Senior Preferred Units issued, all or a portion of which opportunity may be taken up in the discretion of each such holder (including any portion not taken up by other such holders).

The New Senior Preferred Units shall not constitute Redeemable Capital Stock under the 2025 Indenture (as defined therein) and the issuance of the New Senior Preferred Units shall be structured to not result in the acceleration of obligations under the 2025 Indenture or the ability of any holder of 2025 Notes to accelerate amounts owed thereunder or cause the 2025 Notes to be in default.

5 Amount to be adjusted based upon trailing twelve months EBITDA at the time of the financing, subject to the consent of the Required Consenting Noteholders.

6 Amount to be adjusted based upon trailing twelve months EBITDA at the time of the financing, subject to the consent of the Required Consenting Noteholders.

EXECUTION VERSION

General Provisions
Tax Matters

The parties will work together in good faith and use commercially reasonable efforts to structure and implement the transactions in connection with the TSA in a tax efficient manner for MLP, OpCo and the Consenting Noteholders.

Consenting Noteholder Fees and Expenses

The Company Parties shall, as a condition precedent to effectiveness of the TSA, pay all Consenting Noteholder Fees and Expenses incurred through and including the Agreement Effective Date, other than (a) the $2,372,837.47 of fees and expenses incurred by Davis Polk & Wardwell LLP prior to and excluding June 7, 2020 (the “Pre-Forbearance Fees”), which Pre-Forbearance Fees shall be paid in cash on the Effective Date, and (b) $3,250,000.00 of the Ducera Partners “Transaction Fee” (as defined in Ducera Partners engagement letter in effect as of the Agreement Effective Date), which Transaction Fee shall be payable in cash (subject to any crediting or other arrangement set forth in the Ducera Partners engagement letter in effect as of the Agreement Effective Date) on the Effective Date.

For the avoidance of doubt, payment of the Consenting Noteholder Fees and Expenses on the Agreement Effective Date includes payments of (i) in the case of Ducera Partners (a) unpaid monthly fees and expenses, payable on or prior to the Agreement Effective Date of $309,805.88 and (b) $3,500,000.00, payable on the Agreement Effective Date, (ii) in the case of Davis Polk & Wardwell LLP, no less than $1,624,799.60, and (iii) in the case of Morris, Nichols, Arsht & Tunnell LLP, no less than $125,770.50.

The Company Parties shall pay all Consenting Noteholder Fees and Expenses incurred on and after the Agreement Effective Date on a monthly basis, at least two (2) Business Days after the receipt by the Company Parties of invoices for such fees and expenses.

Effective Date

It shall be a condition to the Effective Date that the following conditions precedent are satisfied or waived by the Required Consenting Noteholders, and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived:

•     The TSA has been executed and remains in full force and effect and there has been no breach thereof by any party;

•     No default has occurred and is continuing under the 2025 Notes;

•     All Definitive Documents have been executed and delivered in form and substance acceptable to the Required Consenting Noteholders;

EXECUTION VERSION

•     The New Senior Preferred Units have been fully issued and the consideration therefor has been received by OpCo;

•     The New Revolving Credit Facility and New OpCo Notes have been raised and fully funded;

•     The Existing OpCo Notes have been satisfied in full and discharged; and

•     The Plan has been filed and the Bankruptcy court has entered the Confirmation Order, and the Confirmation Order shall have become a Final Order;

•     All material governmental and regulatory approvals and consents that are legally required for the consummation of the Transactions shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and

•     The Company shall have paid or reimbursed all fees and expenses of the Consenting Noteholder Advisors, whether incurred before or after the Petition Date, including the Pre-Forbearance Fees.

Additional conditions precedent to the Effective Date to be set forth in the TSA.

Other Customary Plan Provisions	The Plan will provide for other standard and customary provisions, including in respect of the cancellation of existing claims and interests, the vesting of assets, the compromise and settlement of claims, the retention of jurisdiction by the Bankruptcy Court and the resolution of disputed claims.

EXECUTION VERSION

Exhibit A

Conversion Rates for New Class B Units

Year Post-Emergence	Conversion Factor
Y1	1.75x
Y2	2.00x
Y3	3.50x
Y4	4.00x
Y5	5.00x
Y6	6.00x
Y7	7.00x
Y8	10.00x
Y9	12.00x
Y10	25.00x

EXECUTION VERSION

Exhibit B

MLP and OpCo Governance

On the Effective Date, the partnership agreements of MLP and OpCo shall be amended to provide, among other things, the following covenants for the benefit of holders of New Class B Units:

▪	MLP must distribute to unitholders, in accordance with the terms of the MLP Transaction, all cash received from OpCo which is not required to be held by MLP for payment of (a) taxes, (b) insurance, (c) employees, if any, and (d) any other reasonable operating or administrative expenses;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, may incur any indebtedness without the approval of the New Class B Independent Director, except (i) indebtedness incurred in the ordinary course of business, including indebtedness evidenced by a bond, note, debenture or other similar instrument given as consideration for ordinary course of business transactions and ordinary course acquisitions (collectively “Ordinary Note Transactions”), which shall not include (a) any indebtedness for borrowed money or (b) any obligations evidenced by a bond, note, debenture or other similar instrument, other than such Ordinary Note Transactions, or (ii) indebtedness that does not exceed at any one time $75,000,000;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, may issue additional equity (common or preferred) or redeem outstanding equity (common or preferred) (other than the New Senior Preferred Units consistent with the Term Sheet) without the approval of the New Class B Independent Directors;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall be permitted to engage in related party transactions unless such transactions, taken as a whole, are on no less favorable terms than those which would have been obtained in a comparable transaction with a non-affiliated entity and if such transactions involve payments or value in excess of $10,000,000 in the aggregate with all such transactions, without approval of the New Class B Independent Directors (as defined herein);

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall permit any asset sales that will generate aggregate net proceeds in excess of $25,000,000 without the approval of the New Class B Independent Director, subject to certain ordinary course exclusions to be agreed;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall engage, except to the extent done in the ordinary course of business, in any investment, contribution or other transfer of any value, assets or property (including equity interests) to any person (including any joint ventures but excluding any payments for litigation settlements), if the aggregate value of the value of the assets or property invested, contributed or otherwise transferred exceeds $5,000,000 without the approval of the New Class B Independent Director;

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

▪	The holders of New Class B Units shall, at the time of issuance, receive a cashless exercise option and right entitling such holder to acquire on a pro rata basis all General Partner units of the general partner of MLP and OpCo if the New Class B Units are still outstanding and have not been converted to New Class A Units by the earlier of: (i) a material[7] breach of the covenants in favor of the New Class B Units under the MLP or OpCo partnership agreements that is not cured within the time period specified therein[8] and (ii) the tenth anniversary of the Effective Date;

▪	MLP, OpCo, their subsidiaries, and their general partners shall continue to be subject to the duties set forth in Section 6.10(d) of their partnership agreements;

▪	MLP will not have any operations independent of OpCo and neither MLP nor OpCo will materially change the nature of their business or operations;

▪	Neither MLP nor any affiliate of MLP shall cause any modification to the current organizational structure so that MLP is not the direct holder of all of the OpCo limited partnership interests other than, if issued by OpCo, the New Senior Preferred Units that are issued on the Effective Date;

▪	Neither MLP nor OpCo, nor any of their subsidiaries, shall amend or modify their partnership agreements or other organizational documents in any manner that impairs the rights of the holders of New Class B Units or alters the consent rights set forth therein without the consent of a majority of the New Class B Units;

▪	(i) the definition of “Outstanding” in the MLP partnership agreement as it applies to the Class A Units shall provide that a Person or Group that beneficially owns more than 20% of the Class A Units shall not be permitted to vote that portion of their Class A Units that is greater than 20%, solely until the later to occur of (a) five years after the Effective Date or (b) the conversion of the New Class B Units to New Class A Units and (ii) in addition, solely with respect to a vote to remove or replace the general partner of MLP and OpCo (other than due to a voluntary withdrawal by the general partner) the New Class B Units that are converted to New Class A Units shall remain subject to the cap set forth in (i) above until the later to occur of (a) five years after the Effective Date or (b) two years after the conversion of the New Class B Units to New Class A Units; provided that the restrictions set forth in (i) and (ii) above shall remain in place solely for so long as James E. Ferrell remains Chairman of the Board of Directors of Ferrellgas, Inc. or James E. Ferrell designates a successor as Chairman of the Board of Directors, which is approved by a majority of the Board of Directors, which majority includes the New Class B Independent Director voting to approve such successor and such New Class B Independent Director cannot unreasonably withhold such approval. For the avoidance of doubt, (i) while the New Class B Units are outstanding, there will be no restriction on the voting of New Class B Units with respect to those matters on which such New Class B Units are entitled to vote and (ii) to the extent the New Class B Units are otherwise redeemed prior to conversion, the definition of “Outstanding” in the MLP partnership agreement shall remain as provided in the current MLP partnership agreement and shall not be modified or amended as provided above;

7 “Material Breach” to be defined in Definitive Documents.

8 Cure periods to be agreed in Definitive Documents.

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

▪	The general partner of MLP and OpCo shall be a single entity and shall not be changed without the consent of a majority of the New Class B Units; and

▪	The New Class B Units will have customary anti-dilution protections, including with respect to the conversion factors set forth in Exhibit A.

Further, the New Class B Units shall be permitted to designate one (1) independent director to the Board of Directors of Ferrellgas, Inc., which director(s) shall be acceptable to OpCo and MLP, which acceptance shall not be unreasonably withheld (the “New Class B Independent Directors”). The New Class B Independent Directors shall receive notice of and be afforded an opportunity to attend and participate in each board meeting.

The New Class B Independent Directors shall not be affiliated with any Consenting Noteholder and, following the expiration of the terms of the initial New Class B Independent Directors, subsequent New Class B Independent Directors shall be selected by 66.67% of the New Class B Units (and such subsequent New Class B Independent Directors shall not be affiliated with any Consenting Noteholder).

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

Exhibit B

Form of Transfer Agreement

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement dated as of __________ (the “Agreement”),9 by and among the Company Parties and the Consenting Noteholders, including the transferor to the Transferee of any 2020 Note Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder”) under the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreements and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was case before the effectiveness of the Transfer discussed in this Transfer Agreement.

Dated Executed:  ___________________

Name:

Title:

Address:

E-mail Address(es):

Aggregate Amounts of 2020 Note Claims Beneficial Owned or Managed: ______________________

9 Capitalized terms not otherwise defined in this Transfer Agreement shall have the meanings ascribed thereto in the Agreement.

Exhibit B Form of Transfer Agreement

EXECUTION VERSION

Exhibit C

Form of Joinder

Exhibit C Form of Joinder

EXECUTION VERSION

JOINDER

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of _________ (the “Agreement”),1 by and among the Company Parties and the Consenting Noteholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Noteholder”) under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of this joinder and any further date specified in the Agreement.

Dated Executed:  ___________________

Name:

Title:

Address:

E-mail Address(es):

Aggregate Amounts of 2020 Note Claims Beneficial Owned or Managed: ______________________

1 Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed thereto in the Agreement.

Exhibit C Form of Joinder